EXHIBIT 99.1

• Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION ANNOUNCES EXPLORATION SUCCESS AT WEST TAVAPUTS DEEP

DENVER – (PR Newswire) – November 13, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that its delineation test, the Peter’s Point 4-12D (100% working interest), was successfully completed in the Navajo formation. The well tested into the sales line on November 12, 2006 at rates of 10.1 million cubic feet equivalent per day (gross) and 12 barrels of water per day, and had a flowing casing pressure of 1,400 pounds per square inch on a 36/64 inch choke. The Company expects to spud its third deep test in December.

Fred Barrett, Chairman and Chief Executive Officer, commented, “We are extremely excited to add to our strong track record of exploration success with the West Tavaputs Deep delineation. We recognize over 20 locations on the Peter’s Point seismically defined structure and look forward to testing a similar structure in the Prickly Pear area in the next year or so. Due to the continuing success of our shallow program, we are compression facility constrained and the success in the 4-12D will not be additive to our production for 2006. The West Tavaputs deep program is another significant success contributing to our corporate objective of generating strong double-digit growth in production and reserves.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Form 10-K for the year ended December 31, 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.